EXECUTIVE CHANGE OF CONTROL AGREEMENT

This Executive Change of Control Agreement (this “Agreement”), made as of the 1st day of September, 2012, by and between On Assignment, Inc., a Delaware corporation (the “Company”), and Edward L. Pierce (the “Executive”).
Recitals
A.            The Executive has been hired as of the date hereof to serve as the Chief Financial Officer of the Company, in connection with which, the Executive has entered into an employment agreement of even date herewith (the “Employment Agreement”) providing for severance and termination benefits in certain circumstances.
B.            Absent the execution and delivery of this Agreement, pursuant to the Company’s Change in Control Severance Plan (the “ASGN Severance Plan”), the Executive would be entitled to receive certain severance benefits in the event of a change in control (within the meaning set forth in the ASGN Severance Plan).
C.            The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein).  The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the current Company in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control that ensure that the compensation and benefits expectations of the Executive will be satisfied and that are competitive with those of other corporations.  Therefore, in order to accomplish these objectives, the Board has caused the Company to modify the ASGN Severance Plan to eliminate its coverage of the Executive and to enter into this Agreement and has provided that this Agreement will supersede the Employment Agreement in the event that the Executive becomes entitled to any compensation or benefits under this Agreement.
Agreement
In consideration of the foregoing and the mutual covenants and promises contained herein, the parties agree as follows:
1.             Certain Definitions.  In addition to the terms defined elsewhere herein, the following terms shall have the respective meanings set forth below:
(a)           “Accrued Compensation” means an amount including all amounts earned or accrued through the Date of Termination but not paid as of the Date of Termination including any (i) Base Salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Date of Termination, (iii) vacation and sick leave pay (to the extent provided by Company policy or applicable law), and (iv) incentive compensation (if any) earned in respect of any period ended prior to the termination date.   It is expressly understood that incentive compensation shall have been “earned” as of the time that the conditions to such incentive compensation have been met, even if not calculated or payable at such time.
(b)           “Affiliated Company” means any company controlled by, controlling or under common control with the Company.
(c)           “Base Salary” means the Executive’s annual base salary at the rate in effect during the last regularly scheduled payroll period immediately preceding the occurrence of the Change of Control and does not include, for example (and without limitation), bonuses, overtime compensation, incentive pay, fringe benefits, sales commissions or expense allowances.
(d)           “Cause” means any of the following:
(i)            the Executive’s (A) conviction of a felony; (B) commission of any other material act or omission involving dishonesty or fraud with respect to the Company or any of its Affiliated Companies or any of the customers, vendors or suppliers of the Company or its subsidiaries; (C) misappropriation of material funds or assets of the Company for personal use; or (D) engagement in unlawful harassment or other discrimination with respect to the employees of the Company or its subsidiaries;
(ii)           the Executive’s continued substantial and repeated neglect of his duties, after written notice thereof from the Board, and such neglect has not been cured within 30 days after the Executive receives notice thereof from the Board;
(iii)          the Executive’s gross negligence or willful misconduct in the performance of his duties hereunder that is materially and demonstrably injurious to the Company; or
(iv)          the Executive’s engaging in conduct constituting a breach of his written obligations to the Company in respect of confidentiality and/or the use or ownership of proprietary information.
(e)           “Change of Control” shall be deemed to occur upon the consummation of any of the following transactions:
(i)            a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state of the Company’s incorporation or a transaction in which 50% or more of the surviving entity’s outstanding voting stock following the transaction is held by holders who held 50% or more of the Company’s outstanding voting stock prior to such transaction; or
(ii)           the sale, transfer or other disposition of all or substantially all of the assets of the Company; or
(iii)          any reverse merger in which the Company is the surviving entity, but in which 50% or more of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger; or
(iv)          the acquisition by any person (or entity) directly or indirectly of 50% or more of the combined voting power of the outstanding shares of Company capital stock; or
(v)           during any period of two (2) consecutive years (not including any period prior to the date of this Agreement), individuals who at the beginning of such period constitute the Board (and any new director, whose election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority thereof; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Board on the date hereof (the “Incumbent Board”) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
Notwithstanding the foregoing, if a Change of Control occurs and, in connection with such Change of Control, a payment or settlement event would arise hereunder (either due to such Change of Control or an event following such Change of Control) with respect to an amount that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change of Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)).
(f)            “Change of Control Period” means the period commencing on the Effective Date and ending on the third anniversary of the Effective Date; provided, however, that, commencing on the date two years after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof, the “Renewal Date”), the Change of Control Period shall be automatically extended so as to terminate two years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company gives notice to the Executive that the Change of Control Period shall not be extended.
(g)           “Code” means the Internal Revenue Code of 1986, as amended.

(h)           “Date of Termination” means the date on which the Executive experiences a Separation from Service.
(i)           “Good Reason” means either of the following:
(i)            the failure of the Company to pay an amount owing to the Executive, which amount constitutes salary, bonus or other compensatory amount related to his employment, after the Executive has provided the Board with written notice of such failure and such payment has not thereafter been made within 15 days of the delivery of such written notice; or
(ii)           the relocation of the Executive from the corporate headquarters metropolitan area (as of the date of this Agreement) without his consent.
 (j)            “Involuntary Termination” shall mean the termination of Executive’s employment with the Company (or, if applicable, successor entity) other than by reason of death or disability:
(i)            upon Executive’s involuntary discharge or dismissal other than for Cause,
(ii)           upon Executive’s resignation for Good Reason within 30 days after the occurrence of the facts constituting Good Reason,
(iii)          upon Executive’s resignation following (A) a reduction in Executive’s level of Base Salary or any Target Bonus (unless, in the case of a reduction in any Target Bonus, there is a corresponding increase in the level of Base Salary such that, in the aggregate, Executive is no worse off) or (B) a material reduction in Executive’s benefits, provided and only if  such change or reduction is effected without Executive’s written concurrence, or
(iv)          upon Executive’s resignation following a change in the Executive’s position with the Company (or, if applicable, with the successor entity) that is effected without the Executive’s consent and that materially reduces his level of responsibility or authority, other than reductions attributable to the Company ceasing to be a publicly held company or becoming a subsidiary or division of another company.
Except as provided in Section 2(b) below, for purposes of this Agreement any determination of “Involuntary Termination” made by the Company or the Executive shall be made in good faith. Any dispute regarding same shall be promptly resolved by arbitration in accordance with the provisions of Sections 8(g) and (h) below.
(k)            “Pro Rata Bonus” means an amount equal to 100% of the Target Bonus that the Executive would have been eligible to receive for the Company’s fiscal year in which the Executive’s employment terminates following a Change of Control, multiplied by a fraction, the numerator of which is the number of days in such fiscal year through the Termination Date and the denominator of which is 365.
(l)        “Separation from Service” means a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code, and Treasury Regulation Section 1.409A-1(h).
(m)        “Target Bonus” shall mean the bonus which would have been paid to the Executive for full achievement of the Company’s base business plan or budget and/or for the attainment of specific performance objectives pertaining to the business of the Company or any of its specific business units or divisions, or to individual performance criteria applicable to the Executive or his position, which objectives have been established by the Board of Directors (or the Compensation Committee thereof) for the Executive relating to such plan or budget for the year in question.  “Target Bonus” shall not mean the “maximum bonus” which the Executive might have been paid for overachievement of such plan.
2.             Involuntary Termination of Employment Following a Change of Control.
(a)           Subject to the terms of this Agreement, the Executive shall be entitled to receive severance payments from the Company for services previously rendered to the Company and its Affiliated Companies if all of the following conditions are met:  (1) a Change of Control occurs during the Change of Control Period, (2) the Executive experiences a Separation from Service under circumstances constituting an Involuntary Termination, and (3) the Date of Termination occurs during the period commencing upon such Change of Control and ending on the date that is six (6) calendar months and ten (10) business days following the Change of Control.  In such event, the severance provisions of this Agreement shall control and take precedence over any inconsistent terms of any currently existing employment or severance arrangement between the Company and the Executive (including, without limitation, the Employment Agreement), and the Company shall, subject to Section 8 below:
(i)            within 30 days after the Date of Termination (or such earlier date as may be required by applicable law), pay to the Executive the Executive’s Accrued Compensation;
(ii)        subject to Section 8(b) below and Executive’s timely execution and non-revocation of a binding Release (as described below),

(A)
on the 60th day after the Date of Termination, pay to the Executive (1) the Pro-Rata Bonus and (2) the amount equal to the product of (i) 2.50 and (ii) the sum of (A) the Executive’s Base Salary and (B) the Executive’s Target Bonus;

(B)	provide the Executive with his car allowance as in effect immediately prior to the Change of Control,

payable in substantially equal monthly installments during the period commencing on the Date of Termination and ending on the 18-month anniversary of the Date of Termination; provided, however, that no payments under this Section 2(a)(ii)(B) shall be made prior to the first payroll date occurring on or after the sixtieth (60th) day following the Date of Termination (such payroll date, the “First Payroll Date”) (with amounts otherwise payable prior to the First Payroll Date paid on the First Payroll Date without interest thereon); provided, further that if the Executive becomes reemployed with another employer and is eligible to receive a car allowance, the Company shall be relieved of its obligation to pay the Executive’s car allowance;

(C)
during the period commencing on the Date of Termination and ending on the 18-month anniversary of the Date of Termination, subject to the Executive’s proper election to continue healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the Executive’s COBRA premiums in respect of COBRA benefits to be provided at the levels being provided to the Executive and/or the Executive’s family immediately prior to the Change of Control, through third-party insurance maintained by the Company under the Company’s benefit plans;  provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the benefits described in this Section 2(a)(ii)(C) shall be secondary to those provided under such other plan during such applicable period of eligibility; and  provided further, that (1) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), (2) such amounts would be considered discriminatory under Section 105(h) of the Code, or (3) the Company is otherwise unable to continue to cover the Executive under its group health plans (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company payment shall thereafter be paid to the Executive as currently taxable compensation in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).

(D)
on the 60th day after the Date of Termination, pay to the Executive a lump-sum cash amount equal to the aggregate premiums that the Company would have paid for basic life insurance, accidental death and dismemberment insurance and long- and short-term disability insurance, each as in effect on the Date of Termination, had the Executive remained employed by the Company for eighteen (18) months after the Date of Termination (based on the premium rates in effect as of the Date of Termination); and

(E)
provide the Executive, at the Company’s expense, with outplacement services reasonably selected by the Executive,  provided, however,  that the cost to the Company shall not exceed $15,000 and such services shall be provided to Executive no later than the end of the second calendar year following that in which the Date of Termination occurs.

(b)         Anything in this Agreement to the contrary notwithstanding, a termination of employment by the Executive for any reason or for no reason during the period commencing on the date that is six months after the date of a Change of Control and ending ten (10) business days thereafter shall be deemed to be an “Involuntary Termination” for all purposes of this Agreement.
Notwithstanding anything in this Agreement to the contrary, it shall be a condition to the Executive’s right to receive the payments set forth in Section 2(a)(ii) above that the Executive execute and deliver to the Company a general release of claims in a form prescribed by the Company

(the “Release”) within 21 (or, to the extent required by law, 45) days following the Date of Termination and that the Executive not revoke such Release during any applicable revocation period
3.             Termination of Employment Following a Change of Control for Cause or Other Than in Connection with an Involuntary Termination.  If following a Change of Control the Executive’s employment is terminated for Cause or the Executive resigns other than in connection with an Involuntary Termination or due to the Executive’s death or disability, this Agreement shall terminate without further obligations to the Executive and all obligations and rights of the Executive and the Company shall be governed by the appropriate provisions of any then existing employment or severance agreement or arrangement between the Executive and the Company (including without limitation the Employment Agreement).  The Executive shall not be deemed to have been terminated for Cause under this Agreement, unless the following procedures have been observed.  To terminate the Executive for Cause, the Board must deliver to the Executive notice of such termination in writing, which notice must specify the facts purportedly constituting Cause in reasonable detail.  The Executive will have the right, within 10 days of receipt of such notice, to submit a written request for review by the Company.  If such request is timely made, within a reasonable time thereafter, the Board (with all directors attending in person or by telephone) shall give the Executive the opportunity to be heard (personally or by counsel).  Following such hearing, a majority of the directors then in office must confirm that the Executive’s termination was for Cause, otherwise the executive’s termination shall be deemed to have been made by the Company without Cause for purposes of this Agreement.  The Company’s compliance with the procedure set forth above shall not be in lieu of, or otherwise deprive the Executive of, his right to challenge the Company’s determination that such termination was for Cause in accordance with Sections 8(g), (h) and (i).
4.             Effect on Option, Restricted Stock and Restricted Units.  Immediately prior to a Change of Control, the vesting and exercisability of all stock options, restricted stock and restricted stock unit grants made to the Executive by the Company which are outstanding at the time of such event shall be accelerated with respect to all shares subject thereto, provided, however, that notwithstanding the foregoing, payment in respect of any restricted stock units shall be made in accordance with the terms of such restricted stock units.  Accordingly, all stock options shall be exercisable at such time in accordance with their terms.  This Agreement is intended to amend all stock option, restricted stock and restricted stock unit grants awarded to the Executive to accelerate vesting as described above to the extent vesting would not otherwise be accelerated under the terms of such stock option, restricted stock and restricted stock unit grants.  In the event of an Involuntary Termination to which Section 2(a) above applies, the Company agrees for purposes of determining the continued exercisability of Executive’s stock options outstanding on the Date of Termination, Executive shall be considered to have remained employed by the Company until the date that is eighteen (18) months from the Date of Termination; provided that no such stock option shall be exercisable beyond its maximum stated term.
5.             Limitations on Payments.

(a)          Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 2 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments under this Agreement shall first be reduced, and the noncash severance payments hereunder shall thereafter be reduced, to the minimum extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced in the following order: (1) reduction of any cash severance payments otherwise payable to the Executive that are exempt from Section 409A of the Code; (2) reduction of any other cash payments or benefits otherwise payable to the Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (3) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code; and (4) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time.
(b)        Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Accounting Firm”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Accounting

Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
6.            Full Settlement.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and subject to the effect of the provisos at the end of Section 2 above, such amounts shall not be reduced whether or not the Executive obtains other employment.  The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.
7.             Successors.
(a)           This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  Except as provided in Section 7(c), without the prior written consent of the Executive this Agreement shall not be assigned by the Company.
(c)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  For purposes hereof, “ Company ” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.
8.             Code Section 409A.

(a)         To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance, the Company shall work in good faith with Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A of the Code, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code, and/or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 8(a) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A of the Code and Section 4(d) hereof to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A of the Code.
(b)           Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any payments under Section 2 above, shall be paid to Executive during the 6-month period following Executive’s Separation from Service if the Company determines that Executive is a “specified employee” at the time of such Separation from Service (within the meaning of Section 409A) and paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period, (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such 6-month period, without interest thereon.
(c)            To the extent that any payments or reimbursements provided to Executive hereunder, including without limitation any reimbursements made in accordance with Section 6 above (but excluding any reimbursements made in accordance with Sections 2 and 5 above, which reimbursements shall be provided in accordance with such Sections), are deemed to constitute compensation to Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed to Executive reasonably promptly, but in no event later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
(d)    For the avoidance of doubt, any amount payable under this Agreement, within a period following Executive’s termination of employment or other event, shall be made on a date during such period as determined by the Company in its sole discretion.
          9.            Miscellaneous.
(a)           The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b)           All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
if to the Company:
On Assignment, Inc.
26745 Malibu Hills Road
Calabasas, CA 91301
Attention:  Chief Executive Officer
if to the Executive, to the most recent address on file with the Company’s Human Resources Department, or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.
(c)           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d)           The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
 (e)           The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 2, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)            Simultaneously with the execution of this Agreement by a duly authorized officer of the Company and the Executive, the Executive shall no longer be eligible to participate in the ASGN Severance Plan.
(g)           All claims by the Executive for payments or benefits under this Agreement shall first be directed to and determined by the Company’s Compensation Committee of the Board of Directors and shall be in writing.  Any denial by the Compensation Committee of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon.  The Compensation Committee shall afford the Executive a reasonable opportunity for a review of the decision denying a claim and shall further allow the Executive make a written demand upon the Company to submit the disputed matter to arbitration in accordance with the provisions of paragraph (h)  below.  The Company shall pay all expenses of the Executive, including reasonable attorneys and expert fees, in connection with any such arbitration.  If for any reason the arbitrator has not made his award within ninety (90) days from the date of Executive’s demand for arbitration, such arbitration proceedings shall be immediately suspended and the Company shall be deemed to have agreed to Executive’s position and the Company shall, as soon as practicable and in any event within 10 business days after the expiration of such 90 day period, pay Executive his expenses and all amounts claimed by him that were the subject of such dispute and arbitration proceedings.
(h)           Subject to the terms of paragraph (g) above, any dispute arising from, or relating to, this Agreement shall be resolved at the request of either party through binding arbitration in accordance with this paragraph (h).  Within 10 business days after demand for arbitration has been made by either party, the parties, and/or their counsel, shall meet to discuss the issues involved, to discuss a suitable arbitrator and arbitration procedure, and to agree on arbitration rules particularly tailored to the matter in dispute, with a view to the dispute’s prompt, efficient, and just resolution.  Upon the failure of the parties to agree upon arbitration rules and procedures within a reasonable time (not longer than 15 business days from the demand), the Commercial Arbitration Rules of the American Arbitration Association shall be applicable.  Likewise, upon the failure of the parties to agree upon an arbitrator within a reasonable time (not longer than 15 business days from demand), there shall be a panel comprised of three arbitrators, one to be appointed by each party and the third one to be selected by the two arbitrators jointly, or by the American Arbitration Association, if the two arbitrators cannot decide on a third arbitrator.  At least 30 days before the arbitration hearing (which shall be set for a date no later than 60 days from the demand), the parties shall allow each other reasonable written discovery including the inspection and copying of documents and other tangible items relevant to the issues that are to be presented at the arbitration hearing.  The arbitrator(s) shall be empowered to decide any disputes regarding the scope of discovery.  The award rendered by the arbitrator(s) may include, without limitation, special, punitive and/or consequential damages, if and to the extent deemed appropriate by the arbitrator(s).  The award rendered by the arbitrator(s) shall be final and binding upon both parties.  The arbitration shall be conducted in Los Angeles County, California.  The California State Superior Court located in Los Angeles County, California shall have exclusive jurisdiction over disputes between the parties in connection with such arbitration and the enforcement thereof, and the parties consent to the jurisdiction and venue of such court for such purpose.
(i)            This Agreement shall be governed by the laws of the State of Delaware, without giving effect to any choice of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
(j)            This Agreement shall terminate and be of no further force and effect immediately upon the Executive’s voluntary termination of his employment with the Company (irrespective of whether such termination constitutes retirement or resignation),  provided  that such termination is not with Good Reason and does not constitute an Involuntary Termination.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/Edward L. Pierce
Edward L. Pierce
Chief Financial Officer

ON ASSIGNMENT, INC.

/s/Peter T. Dameris
Peter T. Dameris
Chief Executive Officer